Exhibit 3.41

Exhibit 3.41

MC-255056

Certificate Of Incorporation

I, V. DAPHENE WHITELOCKE Assistant rehistrar of companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by

Tungsten Explorer Company

An Excempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 18th day of April Two Thousand Eleven

Given under my hand and Seal at George Town in the Island of Grand Cayman this 18th day of April Two Thousan d Eleven

Assitant Registar of Companies,

Cayman Islands.